Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	June 8, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Sells Seattle Warehouses at Record Price

Chicago (June 8, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), with more than $3.7 billion in portfolio assets and 86 properties, announced the sale of a three-building industrial warehouse portfolio located in South Seattle. South Seattle Distribution Center was sold to Charlie’s Produce, one of the current tenants at the property for nearly $73 million. The 323,000 square foot, three-building portfolio was less than 80 percent leased and had a weighted average lease term of under two years with significant near-term lease rollover. JLL Income Property Trust’s sale at over $125 per square foot was near record pricing for an older vintage property in this market and realized a leveraged equity multiple of 2.6 times its initial investment made originally in 2013.
“While increasing our portfolio’s allocation to the industrial sector is one of our investment priorities, in this case, a sale to one of the property’s long-standing tenants provided well above target investment performance to our stockholders while also de-risking one of our largest near-term lease maturities. This sale also removed nearly $5.5 million in future capital expenditures required to re-tenant these buildings”, said Allan Swaringen, President and CEO of JLL Income Property Trust. “As a core, income-focused investor, sometimes harvesting gains and redeploying capital in properties and markets with more attractive risk-adjusted returns is prudent – even when we are selling out of a targeted overweight property sector,” noted Swaringen. “As a perpetual, open-end fund, investing across economic and real estate cycles requires active risk management and timely dispositions.”
Since JLL Income Property Trust’s inception in 2012, it has sold 40 properties generating proceeds of more than $820 million on an arms-length basis within plus or minus 2 percent of their most recent independently appraised value.

Rental rates for warehouse properties in South Seattle more than doubled since Income Property Trust’s acquisition. Further, as lease rates approached $1.00 per square foot per month in this in-fill market, larger tenants began to relocate for modern buildings and more affordable locations. Proceeds from the sale will be reinvested to further diversify JLL Income Property Trust’s portfolio, which today includes over $1 billion of industrial holdings in 38 buildings across 12 key markets, or approximately 30 percent of its $3.7 billion portfolio. Income Property Trust’s industrial portfolio has experienced exceptional leasing momentum over the last year. Most recently, JLL Income Property Trust acquired three industrial properties in key markets including Phoenix, Indianapolis and Dallas/Fort Worth.
JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, we manage approximately $71 billion of assets in private equity, debt and public real estate investments as of Q4 2020. The firm sponsors a complete range of investment vehicles including open- and closed-end funds, separate accounts and indirect investments. Our diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. For more information please visit http://www.lasalle.com and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.